FOR MORE INFORMATION:

Kasandra H. Rossi

Executive Vice President, Chief Financial Officer & Treasurer

954-692-7163

kasandra.rossi@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports First Quarter Results

Raises Full Year 2025 Adjusted EBITDA Outlook Range

FORT LAUDERDALE, Fla., May 6, 2025 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.24 per share for the three months ended March 31, 2025. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.33.

For the 2025 first quarter, Pediatrix reported the following results:

•
Net revenue of $458 million;
•
Net income of $21 million; and
•
Adjusted EBITDA of $49 million.

“Our strong first quarter results reflect same-unit top-line outperformance versus our expectations, continued steady cost management and the successful results of the portfolio restructuring we completed last year. As a result of our strong first quarter performance, we are raising our full year 2025 Adjusted EBITDA outlook from a range of $215 million to $235 million to a range of $220 million to $240 million, demonstrating our commitment to delivering value for our stakeholders,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “While we are raising our guidance, we remain mindful of the uncertainty that we face in the healthcare industry and the broad economic turbulence that is challenging virtually all companies.”

Operating Results– Three Months Ended March 31, 2025

Pediatrix’s net revenue for the three months ended March 31, 2025 was $458.4 million, compared to $495.1 million for the prior-year period. This decrease reflects the impact of non-same unit activity, primarily practice dispositions, partially offset by growth in same-unit net revenue of 6.2 percent.

Same-unit revenue from net reimbursement-related factors increased by 4.6 percent for the 2025 first quarter as compared to the prior-year period. This increase primarily reflects improved payor mix and modest improvements in hospital contract administrative fees. The percentage of services reimbursed by commercial and other non-government payors increased by approximately 120 basis points compared to the prior year period.

Same-unit revenue attributable to patient volume increased by 1.6 percent for the 2025 first quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three months ended March 31, 2025. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

Three Months Ended March 31, 2025
Hospital-based patient services	1.7%
Office-based patient services	2.6%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	2.0%

For the 2025 first quarter, practice salaries and benefits expense was $337.0 million, compared to $369.1 million for the prior-year period. This comparison primarily reflects the impact of practice disposition activity, partially offset by increases in same-unit clinical compensation costs, including incentive compensation based on practice results.

For the 2025 first quarter, general and administrative expenses were $58.6 million, as compared to $60.2 million for the prior-year period. This decrease primarily reflects net staffing reductions, partially offset by increases in certain professional services and information technology expenses.

For 2025 first quarter, transformational and restructuring related expenses were $6.6 million, compared to $8.5 million for the prior-year period. The expenses in both periods were primarily related to position eliminations and revenue cycle management transition activities.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization and transformational and restructuring related expenses, was $49.2 million for the 2025 first quarter, compared to $37.2 million for the prior-year period. The increase in Adjusted EBITDA was primarily due to the net favorable impacts from same-unit results and practice disposition activity completed during 2024.

Depreciation and amortization expense was $5.3 million for the first quarter of 2025, compared to $10.3 million for same period in 2024. This comparison was primarily related to a decrease in depreciation expense related to non-same unit activity, primarily practice dispositions.

Interest expense was $9.2 million for the first quarter of 2025, compared to $10.6 million for the first quarter of 2024.

Investment and other income was $4.7 million for the first quarter of 2025, compared to $2.0 million for the prior year period. The increase was primarily related to interest income earned on cash balances.

Pediatrix generated net income of $20.7 million, or $0.24 per diluted share, for the 2025 first quarter, based on a weighted average 85.4 million shares outstanding. This compares with net income of $4.0 million, or $0.05 per diluted share, for the 2024 first quarter, based on a weighted average 83.3 million shares outstanding.

For the first quarter of 2025, Pediatrix reported Adjusted EPS of $0.33, compared to $0.20 for the first quarter of 2024. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and discrete tax events.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $99.0 million at March 31, 2025, compared to $229.9 million at December 31, 2024, and net accounts receivable at March 31, 2025 were $242.5 million.

For the first quarter of 2025, Pediatrix used cash of $116.1 million to fund continuing operations, compared to a use of $122.6 million during the first quarter of 2024. Pediatrix typically uses cash during the first quarter of each year as it pays incentive compensation, primarily to its affiliated physicians, and makes employee benefit plan matching contributions that were accrued during the prior year. Additionally, during the first quarter of 2025, the Company used $3.3 million to fund capital expenditures.

At March 31, 2025, Pediatrix had total debt outstanding of $611 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $211 million in borrowings under its Term A Loan. At March 31, 2025, the Company had no outstanding borrowings under its $450 million revolving line of credit.

Updated 2025 Outlook

As a result of the strong first quarter 2025 performance, Pediatrix is raising its full year 2025 outlook for Adjusted EBITDA, as defined above, and now anticipates Adjusted EBITDA will be in a range of $220 million to $240 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three months ended March 31, 2025 and 2024 is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A replay of the conference call will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,400 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to

Adjusted EBITDA therefrom; the impact of the Company’s termination of its then third-party revenue cycle management provider and transition to a hybrid revenue cycle management model with one or more new third-party service providers, including any transition costs associated therewith; the impact of surprise billing legislation; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements;

the impact of management transitions; the timing and contribution of future acquisitions or organic growth initiatives; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its hospital based and maternal fetal businesses.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net revenue	$458,359	$495,101
Operating expenses:
Practice salaries and benefits	337,031	369,138
Practice supplies and other operating expenses	18,686	31,085
General and administrative expenses	58,604	60,198
Depreciation and amortization	5,332	10,308
Transformational and restructuring related expenses	6,605	8,480
Total operating expenses	426,258	479,209
Income from operations	32,101	15,892
Investment and other income	4,737	2,013
Interest expense	(9,154)	(10,599)
Equity in earnings of unconsolidated affiliate	406	518
Total non-operating expenses	(4,011)	(8,068)
Income before income taxes	28,090	7,824
Income tax provision	(7,353)	(3,789)
Net income	$20,737	$4,035
Other comprehensive income, net of tax
Unrealized holding gain on investments, net of tax of $255 and $20	779	60
Total comprehensive income	$21,516	$4,095
Per common and common equivalent share data (diluted):
Net income:	$0.24	$0.05
Weighted average common shares	85,430	83,275

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net income	$20,737	$4,035
Interest expense	9,154	10,599
Income tax provision	7,353	3,789
Depreciation and amortization expense	5,332	10,308
Transformational and restructuring related expenses	6,605	8,480
Adjusted EBITDA	$49,181	$37,211

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2025		2024
Weighted average diluted shares outstanding	85,430		83,275
Net income and diluted net income per share	$20,737	$0.24	$4,035	$0.05
Adjustments (1):
Amortization (net of tax of $430 and $863)	1,290	0.01	2,589	0.03
Stock-based compensation (net of tax of $573 and $716)	1,720	0.02	2,146	0.03
Transformational and restructuring expenses (net of tax of $1,651 and $2,120)	4,954	0.06	6,360	0.08
Net impact from discrete tax events	(175)	—	1,676	0.01
Adjusted income and diluted EPS	$28,526	$0.33	$16,806	$0.20

(1) A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended March 31, 2025 and 2024.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of March 31, 2025	As of December 31, 2024
Assets:
Cash and cash equivalents	$98,978	$229,940
Investments	120,198	118,566
Accounts receivable, net	242,529	259,990
Other current assets	29,965	31,111
Intangible assets, net	10,387	11,595
Operating and finance lease right-of-use assets	39,866	39,267
Goodwill, other assets, property and equipment	1,451,556	1,462,231
Total assets	$1,993,479	$2,152,700
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$234,173	$398,690
Total debt, including finance leases, net	612,604	617,664
Operating lease liabilities	42,712	44,649
Other liabilities	314,802	326,759
Total liabilities	1,204,291	1,387,762
Total shareholders' equity	789,188	764,938
Total liabilities and shareholders' equity	$1,993,479	$2,152,700

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2025

Net income	$106,210	$120,810
Interest expense	36,870	36,870
Income tax provision	39,280	44,680
Depreciation and amortization expense	26,060	26,060
Transformational and restructuring related expenses	11,580	11,580
Adjusted EBITDA	$220,000	$240,000